Exhibit 10.4

Performance Share Awards

US

CORE-MARK HOLDING COMPANY, INC.

January 31, 2008

[Name]

_________

_________

_________

Re:	Grant of Performance Shares

Dear __________:

Core-Mark Holding Company, Inc., a Delaware corporation (the “Company”), is pleased to advise you that, pursuant to the Company’s 2007 Long-Term Incentive Plan (the “Plan”), the Board has granted to you an award (the “Maximum Award”) of [Number of Shares] performance share units (the “Performance Shares”), effective as of January 31, 2008 (the “Date of Grant”), subject to the terms and conditions set forth in this letter agreement (the “Grant Agreement”). Any capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

1. Vesting Criteria; Determining the Number of Performance Shares Earned.

(a) The Performance Shares are unearned and unvested as of the Date of Grant. You may earn and be entitled to a percentage (up to 100%) of your Maximum Award based on the Company’s achievement of performance goals, as determined by the Committee, for the twelve month period commencing on January 1, 2008 and ending on December 31, 2008 (the “Performance Period”). The number of Performance Shares eligible to vest shall be equal to (i) your Maximum Award multiplied by (ii) the corresponding percentage listed under each of the highest performance goals achieved for Iron Bar, VPI and Return On Net Assets (RONA), respectively, as those terms are defined and set forth on Exhibit A attached hereto (“Eligible Shares”).

(b) Eligible Shares shall vest, if at all, according to the following schedule and subject to your continued employment with the Company on each vesting date (i) one-third (1/3) of the Eligible Shares shall vest when the Committee certifies in writing that the performance goals set forth on Exhibit A and any other material terms applicable to the Performance Period have been satisfied, (the “First Vesting Date”); and (ii) the remaining two-thirds (2/3) of the Eligible Shares vesting in equal quarterly installments at the end of each following three-month period, on March 31, June 30, September 30, and December 31, over the two years following the First Vesting Date.

(c) If none of the performance goals set forth on Exhibit A are achieved during the Performance Period, no Performance Shares shall vest. Notwithstanding the above and except as otherwise provided in Section 1(d) below, in the event your employment with, or performance of service to, the Company or any Subsidiary terminates prior to December 31, 2008, all of your Performance Shares will be forfeited and terminate automatically as of your date of termination of employment. In the event your employment with, or performance of service to, the Company or any Subsidiary terminates following the end of the Performance Period, all unvested Performance Shares will be forfeited and terminate automatically as of your date of termination of employment.

(d) Notwithstanding Section 1(c) above or any other provision hereof to the contrary:

(i) in the event that you cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to your death, Disability or Retirement before December 31, 2008, the Performance Shares shall thereupon vest at the Outstanding/Target level as described on Exhibit A on a pro-rata basis based on the ratio of (A) the number of complete months beginning on Date of Grant and ending on the date of your termination of employment to (B) thirty-six (36);

(ii) in the event that there is a Public Change in Control (as defined herein) prior to the end of the Performance Period, and within one(1) year of such Public Change in Control, your employment with the Company is terminated by the Company without Cause or you resign from your employment with the Company for Good Reason prior to the Delivery Date, your Performance Shares (if outstanding) shall become fully vested and nonforfeitable at the Outstanding/Target level as described on Exhibit A on the date of such termination of employment or resignation; or

(iii) in the event that there is a Non-Public Change in Control (as defined herein) prior to the end of the Performance Period, your Performance Shares shall become fully vested and nonforfeitable at the Outstanding/Target level as described on Exhibit A on the date of such Non-Public Change in Control; or

(iv) in the event that there is a Public Change in Control (as defined herein), and within one (1) year of such Public Change in Control, your employment with the Company is terminated by the Company without Cause or you resign from your employment with the Company for Good Reason prior to the Delivery Date, your Eligible Shares (if outstanding) shall become fully vested and nonforfeitable on the date of such termination of employment or resignation; or

(v) in the event that there is a Non-Public Change in Control (as defined herein), your Eligible Shares shall become fully vested and nonforfeitable on the date of such Non-Public Change in Control.

For purposes of this Grant Agreement:

“Cause” means as defined in the Plan except that the words “that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise” shall be added to the end of clauses (iii), (iv) and (v) of such definition.

“Good Reason” means the resignation of a Participant following the occurrence of (i) a material reduction in the scope of the Participant’s authorities, duties or responsibilities, (ii) a material reduction in the Participant’s salary and benefits (other than benefits under programs that apply to all similarly situated employees or employees of the Company in general) or (iii) a change in the principal work location of Participant of more than 50 miles.

“Public Change in Control” means any Change in Control (as defined in the Plan) if, upon the consummation of such Change in Control, the Shares available for issuance under the Plan and the Awards issued thereunder (or other securities to be issued in lieu of Shares as a result of such Change in Control) are publicly traded on the Toronto Stock Exchange, a U.S. national securities exchange (including the NASDAQ Stock Market), the OTC Bulletin Board or the OTC Pink Sheets.

“Non-Public Change in Control” means a Change in Control, as defined in the Plan, that is not a Public Change in Control as defined above.

2. Dividend Equivalents. You shall have the right to receive accumulated cash dividends and other distributions paid during the Performance Period with respect to a corresponding number of shares of Common Stock underlying each vested Performance Share that is earned during a Performance Period on the date the underlying shares are issued.

3. Rights as Stockholder. Except as provided in Section 2 above, you shall not have voting or any other rights as a stockholder of the Company with respect to the Performance Shares. Upon the conversion of the vested Performance Shares into shares of Common Stock, you shall obtain full voting and other rights as a stockholder of the Company.

4. Stock Certificates.

(a) On each vesting date described in Section 1 above (the “Delivery Date”), you shall be entitled to receive, upon payment by you to the Company of the aggregate par value of the shares of Common Stock underlying each vested Performance Share, stock certificates (the “Certificates”) evidencing the conversion of each vested Performance Shares into one share of Common Stock. The Certificates shall be issued to you as of the Delivery Date and registered in your name. Certificates representing the unrestricted shares of Common Stock will be delivered to you as soon as practicable after the Delivery Date.

5. Withholding of Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold shares of Common Stock deliverable in connection with the vested Performance Shares) to satisfy, in whole or in part, the minimum statutory amount the Company is required to withhold for taxes in connection with the settlement of the vested Performance Shares pursuant to this Grant Agreement. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b) Company Requirement. The Company shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to the minimum statutory amount of any federal, state or local taxes of any kind required by law to be withheld in connection with the settlement of the vested Performance Shares pursuant to this Grant Agreement and/or may require you to otherwise make adequate provision for payment to the Company of such taxes.

6. Transferability of Performance Shares. You may transfer the Performance Shares granted hereunder only in accordance with the terms of the Plan.

7. Conformity with Plan. The Performance Shares are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Grant Agreement, you acknowledge your receipt of this Grant Agreement and the Plan and agree to be bound by all of the terms of this Grant Agreement and the Plan.

8. Rights of Participants. Nothing in this Grant Agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time (with or without Cause), nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this Grant Agreement shall confer upon you any right to be selected again as a Plan Participant, and nothing in the Plan or this Grant Agreement shall provide for any adjustment to the number of Performance Shares upon the occurrence of subsequent events except as provided in the Plan.

9. Amendment. The terms of the Performance Shares may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate; provided that, except as otherwise provided in Sections 14, 15 and 16 of the Plan, no such amendment shall adversely affect in a material manner any of your rights under this Grant Agreement without your written consent.

10. Relation to Other Benefits. Any economic or other benefit to you under this Grant Agreement or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

11. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Grant Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

12. Severability. Whenever possible, each provision of this Grant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Grant Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Grant Agreement.

13. Counterparts. This Grant Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Grant Agreement.

14. Descriptive Headings. The descriptive headings of this Grant Agreement are inserted for convenience only and do not constitute a part of this Grant Agreement.

15. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS GRANT AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

16. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Grant Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent by facsimile (with confirmation) or (iv) sent by reputable overnight courier, to the recipient. Such notices, demands and other communications shall be sent to you at the address specified in this Grant Agreement and to the Company at 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080, Attn: Employee and Corporate Services, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

17. Entire Agreement. This Grant Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your grant of the Performance Shares.

Signature Page to Performance Share Grant Agreement

Please execute the extra copy of this Grant Agreement dated January 31, 2008 in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Grant Agreement.

Very truly yours,

CORE-MARK HOLDING COMPANY, INC.

By:
Name:	Henry J. Hautau
Title:	Vice President, Employee & Corporate Services

Enclosures:	1.	Extra copy of this Grant Agreement
	2.	Copy of the 2007 Plan

The undersigned hereby acknowledges having read this Grant Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated:	GRANTEE

Name: [Name of Grantee]